EMPLOYMENT AGREEMENT

Effective as of July 3, 2006

by and between

Medistem Laboratories, Inc. and Steven M. Rivers

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) made and entered into as of July 3, 2006 (the “Execution Date”) and effective as of July 3, 2006 (the “Effective Date”), by and between Medistem Laboratories, Inc., a Nevada corporation (the “Company”), and Steven M. Rivers (“Executive”).

ARTICLE I.

DUTIES AND TERM

1.1          Continued Employment. In consideration of their mutual covenants and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the Company agrees to employ Executive, and Executive agrees to remain in the employ of the Company, upon the terms and conditions herein provided.

1.2	Position and Responsibilities.

(a)   Executive shall serve as Chief Financial Officer of the Company reporting directly to the Chief Executive Officer of the Company (the “CEO”). Executive agrees to perform services commensurate with his position and involving duties of the scope, dignity and importance of a Chief Financial Officer as shall from time to time be assigned to him by the CEO.

(b)   During the period of his employment hereunder, Executive shall devote at least fifty percent (50%) of his business time, attention, skill and efforts to the performance of his duties hereunder. Notwithstanding the foregoing, the Company agrees that Executive may (i) devote up to fifty percent (50%) of his business time, attention, skill and efforts to the performance of his duties at Rivers & Moorehead, PLLC and, subject to approval by the Board (after written notice to it), which approval shall not be unreasonably withheld, other future business investments and ventures which do not create a conflict of interest with his duties hereunder (collectively, the “Permitted Businesses”), (ii) participate in charitable, civic, educational, professional, community or industry affairs, (iii) manage his and his family’s personal investments, and (iv) serve or continue to serve on the board of directors or hold other offices or positions in companies or organizations, so long as such activities involve no conflict of interest with the interests of the Company and will not materially affect the performance by Executive of his duties hereunder. In the event that the Company desires that Executive devote more than fifty percent (50%) of his business time, attention, skill, and efforts to the business of the Company, the Company and Executive shall negotiate in good faith to agree upon mutually acceptable modifications to this Agreement. In no event shall Executive shall be required to devote more than fifty percent (50%) of his business time, attention, skill, and efforts to the business of the Company unless and until he and the Company have negotiated, executed, and delivered a mutually acceptable amendment to this Agreement with respect to Executive’s additional duties to the Company and Executive’s compensation for such additional duties.

1.3          Term. The term of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue as provided herein, unless terminated by either party. The period from the Effective Date until the termination of Executive’s employment under this Agreement is referred to as the “Term”.

1.4          Travel. Executive agrees to travel, at the Company’s expense, as reasonably required in the performance of his duties hereunder. Executive shall be entitled to Business Class travel and accommodations when traveling on the Company’s business.

ARTICLE II.

COMPENSATION

For all services rendered by Executive in any capacity during his employment under this Agreement, including, without limitation, services as an officer of the Company or as an officer of any subsidiary or affiliate of the Company, the Company shall compensate Executive as follows:

2.1          Salary. Commencing on the date of hire the executive shall be entitled to an annual salary of $110,000. In addition, Executive’s Salary shall be reviewed annually by the Board or a committee designated by the Board and the Board or such committee may, in its discretion, increase, but not decrease, Executive’s then current Salary. Notwithstanding the foregoing, in the event the Company institutes a salary reduction program which affects all of the Company’s employees by the same percentage, then Executive’s Salary may be reduced by such percentage. Executive’s Salary shall be paid in equal monthly installments. Executive’s salary as in effect from time to time is referred to in this Agreement as the “Salary.”

2.2          Annual Bonus. Executive shall be entitled to bonus payments at levels at least commensurate with bonuses paid to the Senior Executives, if any, as determined from time to time by the Board in its sole and absolute discretion (the “Annual Bonus”). Executive’s Annual Bonus will be paid in form and at the same time as bonuses are generally paid to the Senior Executives. For purposes of this Agreement, the term “Senior Executive” shall mean the five highest compensated employees of the Company determined in accordance with applicable SEC rules and regulations.

2.3          Stock Options. The Company hereby grants to Executive an option to purchase an aggregate of 720,000 shares of common stock of the Company (the “Options”). The per share exercise price of the Options shall equal the fair market value of the common stock of the Company on the Execution Date. The Options shall vest over three (3) years from the Execution Date, with the first 33.33% vesting a year from the Execution Date and the remaining 66.66% vesting in (2) equal installments on the second and third anniversary dates of the Execution Date. The terms and conditions of the Options shall be set forth in a separate Incentive Stock Option Agreement substantially in the form attached hereto as Exhibit A

2.4          Future Equity Awards. Executive shall be entitled to participate in all Company long term incentive programs extended to the Senior Executives generally at levels commensurate with Executive’s position.

2.5          Reimbursement of Business Expenses. The Company shall, in accordance with standard Company policies, pay, or reimburse Executive for, all reasonable travel (including, without limitation, the costs of Business Class travel and accommodations pursuant to Section 1.4) and other expenses incurred by Executive in performing his obligations under this Agreement or otherwise in connection with the business of the Company (whether or not the full amount of such expenses are deductible by the Company for federal income tax purposes). The Company shall reimburse Executive for such expenses within 10 days of presentation by Executive of evidence of the expenses incurred.

2.6          Vacations. Executive shall be entitled to 20 business days, excluding Company holidays, of paid vacation during each year of employment hereunder. Executive may accrue and carry forward no more than five unused vacation days from any particular year of this Agreement to the next, not to exceed 25 days in the aggregate.

2.7          Additional Benefits. Commencing on the Effective Date, Executive shall be entitled to participate in all employee benefit and welfare programs, plans and arrangements (including, without limitation, bonus, pension, profit-sharing, supplemental pension and other retirement plans, insurance, hospitalization, medical and disability benefits, travel or accident insurance plans) and fringe benefits, such as club dues and fees of professional organizations and associations, which are from time to time available to the Company’s employees.

ARTICLE III.

TERMINATION OF EMPLOYMENT

3.1          Death or Retirement of Executive(a) . This Agreement shall automatically terminate upon death or Retirement of Executive. The term “Retirement” shall mean normal retirement at age 65 or in accordance with rules generally applicable to the Company’s executive employees in accordance with any other retirement arrangement established with Executive’s consent with respect to Executive. In the event this Agreement is terminated upon the death or Retirement of Executive, Executive or his estate shall be entitled to receive accrued and vested benefits up to the date of termination and shall be promptly reimbursed for all business expenses properly incurred by Executive prior to the date of termination. In addition, Executive or his estate shall have one (1) year from the date of termination to exercise any vested but unexercised options existing as of the termination date.

3.2  By Executive(a)     . Executive shall be entitled to terminate this Agreement at any time by giving notice to the Company. In the event Executive terminates this Agreement, Executive shall be entitled to receive accrued and vested benefits up to the date of termination and shall be promptly reimbursed for all business expenses properly incurred by Executive prior to the date of termination. In addition, Executive shall have ninety (90) days from the date of termination to exercise any vested but unexercised options existing as of the termination date.

3.3          By Company. The Company shall be entitled to terminate this Agreement at any time by giving notice to Executive.

(a)   In the event Executive is terminated for Cause (as defined below), Executive shall be entitled to receive accrued and vested benefits up to the date of termination and shall be promptly reimbursed for all business expenses properly incurred by Executive prior to the date of termination.

(b)   In the event Executive is terminated without Cause, Executive shall be entitled to receive accrued and vested benefits up to the date of termination and shall be promptly reimbursed for all business expenses properly incurred by Executive prior to the date of termination. In addition, Executive shall have ninety (90) days from the date of termination to exercise any vested but unexercised options existing as of the termination date.

(c)   For purposes of this Agreement, the term “Cause” shall mean the occurrence of any of the following:

(i)           Executive’s gross and willful misconduct with regard to the Company which is materially injurious to the Company;

(ii)          Executive has engaged in fraudulent conduct with respect to the Company’s business or in conduct of a criminal nature that will have an material adverse impact on the Company’s standing and reputation;

(iii)        the continued and unjustified willful failure or willful refusal by Executive to attempt to perform the lawful duties required of him by this Agreement (other than any such failure or refusal resulting from incapacity due to physical or mental illness) which willful failure or willful refusal is not cured within fifteen (15) days following (A) receipt by Executive of written notice from the Board specifying the factors or events constituting such willful failure or willful refusal, and (B) a reasonable opportunity for Executive to correct such deficiencies; or

(iv)         Executive’s use of drugs and/or alcohol in material violation of any Company drug/alcohol policy then in effect.

No event or condition described above shall constitute Cause unless (x) the Company first gives Executive a notice of termination no fewer than 30 days prior to the date of termination; and (y) Executive is provided the opportunity to appear before the Board, with or without legal representation at his election, to present arguments on his own behalf.

No act or failure to act on Executive’s part will be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was not adverse to the best interests of the Company.

ARTICLE IV.

RESTRICTIVE COVENANTS

4.1	Confidentiality.

(a)   Executive covenants and agrees to hold in strictest confidence, and not disclose to any person without the express written consent of the Company, any and all of the Company’s Proprietary Information, except as such disclosure may be required or desirable in connection with his employment hereunder. Further, this Section 4.1(a) shall not prevent Executive from disclosing Proprietary Information in connection with any litigation, arbitration or mediation to enforce this Agreement, provided that such disclosure is necessary or reasonably desirable for Executive to assert any claim or defense in such proceeding. In addition, this Section 4.1(a) shall not apply to Proprietary Information that Executive is required to disclose by applicable law, regulation or legal process. This covenant and agreement shall survive this Agreement and continue to be binding upon Executive after the expiration or termination of this Agreement, whether by passage of time or otherwise, so long as such information and data shall remain Proprietary Information.

(b)   Upon termination of this Agreement for any reason, Executive shall immediately turn over to the Company any Proprietary Information in his possession. Executive shall have no right to retain any copies of any material qualifying as Proprietary Information for any reason whatsoever after termination of his employment hereunder without the express written consent of the Company. Notwithstanding the foregoing, Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, personal diaries, calendars and Rolodexes, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that is required for the preparation of his personal income tax return, (iv) documents provided to him in his capacity as a participant in any employee benefit plan, policy or program of the Company, and (v) this Agreement and any other agreement by and between him and the Company with regard to his employment or termination thereof.

(c)   For purposes of this Agreement, “Proprietary Information” means and includes the following: the identity of clients or customers or potential clients or customers of the Company or its affiliates; any written, typed or printed lists, or other materials identifying the clients or customers of the Company or its affiliates; any financial or other information of the Company or its affiliates; any and all data or information involving the Company, its affiliates, programs, methods, or contacts employed by the Company or its affiliates in the conduct of their business; any lists, documents, manuals, records, forms, or other material used by the Company or its affiliates in the conduct of their business; and any other secret or confidential information concerning the Company’s or its affiliates’ business or affairs. The terms “list,” “document” or other equivalents, as used in this subparagraph (c), are not limited to a physical writing or compilation but also include any and all information whatsoever regarding the subject matter of the “list” or “document,” whether or not such compilation has been reduced to writing. “Proprietary Information” shall not include any information which: (i) is or becomes publicly available or generally known within the relevant trade or industry through no act or failure of Executive; (ii) was or is rightfully learned by Executive from a source other than the Company before being received from the Company; or (iii) becomes independently available to Executive as a matter of right from a third party, provided such third party is not to Executive’s knowledge subject to a confidentiality agreement with the Company. If only a portion of the Proprietary Information is or becomes publicly available, then only that portion shall not be Proprietary Information hereunder.

4.2	Competition.

(a)          Executive acknowledges that he is the Chief Financial Officer of the Company and in such capacity he will be a representative of the Company with respect to clients and potential clients of the Company. Executive also acknowledges that he has had and will continue to have access to confidential information about the Company, its affiliates, and their clients and that Proprietary Information acquired by him at the expense of the Company is for use in its business. Executive’s management and operational services to the Company are special, unique, and extraordinary and the success or failure of the Company is dependent upon his discharge of his duties and obligations. Accordingly, by execution of this Agreement, Executive agrees that during his employment with the Company and for a period of twelve (12) months following the date of termination of his employment hereunder (the “Non-Competition Period”) for any reason (whether such termination shall be voluntary or involuntary), he shall not:

(i)           except as a passive investor in publicly-held companies, and except for investments held as of the date hereof, directly or indirectly own, operate, manage, consult with, control, participate in the management or control of, be employed by, maintain or continue any interest whatsoever in any company that directly competes with the Company in the United States; or

(ii)          directly or indirectly solicit any business of a nature that is directly competitive with the business of the Company from any individual or entity that obtained such products or services from the Company or its affiliates at any time during his employment with the Company; provided, the foregoing shall not be violated by general advertising not targeted at such individuals or entity; or

(iii)        directly or indirectly solicit any business of a nature that is directly competitive with the business of the Company from any individual or entity solicited by him on behalf of the Company or its affiliates; provided, the foregoing shall not be violated by general advertising not targeted at such individuals or entity; or

(iv)         employ, or directly or indirectly solicit, or cause the solicitation of, any employees of the Company who are in the employ of the Company on the termination date of his employment hereunder for employment by others; provided, the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference upon request.

(b)          Notwithstanding the foregoing, the Company agrees and acknowledges that Executive’s continued participation in the Permitted Businesses shall not be a violation of Section 5.2(a).

(c)	Executive expressly agrees and acknowledges that:

(i)           the Company has protected business interests throughout the Untied States of America and that competition with and against such business interests would be harmful to the Company;

(ii)          this covenant not to compete is reasonable as to time and geographical area and does not place any unreasonable burden upon him;

(iii)        the general public will not be harmed as a result of enforcement of this covenant not to compete;

(iv)         his personal legal counsel has reviewed this covenant not to compete; and

(v)          he understands and hereby agrees to each and every term and condition of this covenant not to compete.

4.3          Non-Disparagement. During the Term and the Non-Competition Period, each party agrees not to disparage the other party.

4.4          Remedies. Executive acknowledges that the remedy at law for any breach or threatened breach of Sections 4.1, 4.2 and 4.3 will be inadequate and, accordingly, that the Company shall, in addition to all other available remedies (including without limitation, seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive relief or specific performance without any bond or other security being required of any court.

4.5          Agreement Confidential. During the Term and the Non-Competition Period, each party agrees not to disclose to any third party the conditions of Executive’s employment with the Company except as may be required in filings made pursuant to applicable law and the rules and regulations of the Securities and Exchange Commission; provided, Executive may disclose the terms of this Agreement to his accountants, attorneys, future and potential future employers and/or spouse, provided that they also agree to maintain the confidentiality of this Agreement.

4.6	Mitigation of Damages; Arbitration(a)	.

(a)          The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expense which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee or performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 1274(d) or any successor provision thereto, for an obligation with a term equal to the length of such delay.

(b)          Any dispute or controversy arising from or relating to this Agreement and/or Executive’s employment or relationship with the Company shall be resolved by binding arbitration, to be held in Maricopa County, Arizona or in any other location mutually agreed to by the Company and Executive in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Executive and the Company agree that, in the event a dispute arises that concerns this Agreement, if Executive is the Prevailing Party, Executive shall be entitled to recover all of his reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in connection with the dispute. A Prevailing Party is one who is successful on any significant substantive issue in the action and achieves either a judgment in such party’s favor or some other affirmative recovery.

4.7          Binding Agreement; Assignment and Successors. This Agreement shall be binding upon the Company and any successor to the Company and shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, beneficiaries, designees, executors, administrators, heirs, distributees, devisees and legatees. This Agreement and any rights hereunder shall not be assignable by either party without the prior written consent of the other party; provided, the Company may only assign this Agreement to an acquirer of a majority of the stock or assets of the Company that has assumed all of the Company’s obligations hereunder in a writing delivered to Executive and that otherwise complies with the provisions of this Agreement with regard to such assumption. For purposes of this Agreement, successors and assigns of the Company shall include, but not be limited to, any individual, corporation, trust, partnership, limited liability company, or other entity that acquires a majority of the stock or assets of the Company by sale, merger, consolidation, liquidation, or other form of transfer. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Without limiting the foregoing, unless the context otherwise requires, the term “the Company” includes all subsidiaries of the Company.

4.8          Modification; No Waiver. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any other term or condition.

4.9          Severability. The covenants and agreements contained herein are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements, if not material to the employment arrangement that is the basis for this Agreement, shall not affect the validity or enforceability of any other covenant or agreement contained herein. If, in any judicial proceedings, a court shall refuse to enforce one or more of the covenants or agreements contained herein because the duration thereof is too long, or the scope thereof is too broad, it is expressly agreed between the parties hereto that such duration or scope shall be deemed reduced to the extent necessary to permit the enforcement of such covenants or agreements.

4.10       Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to the parties hereto at the following addresses:

If to the Company, to it at:

Medistem Laboratories, Inc.
2027 E. Cedar Street, Suite 102
Tempe, Arizona 85281
ATTN: Neil H. Riordan, Ph.D.

with a copy to:

Squire, Sanders & Dempsey L.L.P.
Two Renaissance Square
40 N. Central Avenue, Suite 2700
Phoenix, Arizona 85004
ATTN: Gregory R. Hall, Esq.

If Executive, to him at the last address for Executive on the books of the Company.

4.11       Entire Understanding. This Agreement constitutes the entire understanding between the parties hereto and no agreement, representation, warranty or covenant has been made by either party except as expressly set forth herein.

4.12       Executive’s Representations. Executive represents and warrants that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates the provisions of any other agreement to which he is a party or by which he is bound.

4.13       Survivorship. Unless specifically stated to the contrary in this Agreement, the rights and obligations of Executive and Company intended to survive termination of Executive’s employment shall survive any termination of Executive’s employment or expiration of the Term.

4.14       Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Arizona applicable to contracts executed and wholly performed within such state.

4.15       Indemnification. The Company agrees to indemnify Executive pursuant to that certain Indemnification Agreement dated as of the date hereof.

4.16       Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

4.17       Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Execution Date.

Company:

MEDISTEM LABORATORIES, INC.,
a Nevada Corporation

By:/s/ Neil H. Riordan

Name: Neil H. Riordan

Title: President

Executive:

/s/ Steven M. Rivers
Steven M. Rivers

EXHIBIT A

Form of Incentive Stock Option Agreement